EXHIBIT 99.7
SUPPLEMENTAL LETTER
TAM Capital Inc.
c/o Ogier Fiduciary Services (Cayman) Limited
Queensgate House
South Church Street
PO Box 1234
Grand Cayman KY1-1108
Cayman Islands
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
October 9, 2007
Ladies and Gentlemen:
             We refer to our filing of a registration statement on Form F-4 on August 31, 2007 (the “Registration Statement“). We filed the Registration Statement with respect to our proposed offer to exchange up to U.S.$300,000,000 aggregate principal amount of our 7.375% senior guaranteed notes due 2017 (the “Exchange Notes“), which will be registered under the Securities Act of 1933, as amended (the “Securities Act“), for any and all of our 7.375% senior guaranteed notes due 2017 that we issued on April 25, 2007 and that were privately placed (the “Unregistered Notes“). We refer to this proposed offer as the “Exchange Offer.“
             We hereby represent to you that we are registering the Exchange Offer in reliance on the position of the staff (the “Staff”) of the Securities and Exchange Commission that, in relation to a private placement of securities, which placements were to be followed by an exchange offer registered under the Securities Act, private placees may resell the registered securities without compliance with the registration and prospectus delivery provisions of the Securities Act provided that the securities were acquired in the ordinary course of business and that such private placees had no arrangement with any person to participate in the distribution of such securities, as enunciated in the following no-action letters from the Staff:

(a)	Exxon Capital Holdings Corp (April 13, 1988);

(b)	Morgan Stanley & Co. Inc. (June 5, 1991); and

(c)	Shearman & Sterling (July 2, 1993).

In connection with the Exchange Offer, we also represent the following matters to you:

(1)	in connection with any resales of Exchange Notes received in exchange for Unregistered Notes, the broker-dealer will deliver a prospectus meeting the requirements of the Securities Act, which may be the prospectus for the Exchange Offer so long as it contains a plan of distribution with respect to such resale transactions (such plan of distribution need not name the broker-dealer or disclose the amount of Exchange Notes held by the broker-dealer);

(2)	neither we nor any affiliate of ours has entered into any arrangement or understanding with any broker-dealer participating in the Exchange Offer to distribute the Exchange Notes; and

(3)	we will:

(i)	make each person participating in the Exchange Offer aware (through the Exchange Offer prospectus) that any broker-dealer who holds Unregistered Notes acquired for its own account as a result of market-making activities or other trading activities, and who receives Exchange Notes in exchange for such Unregistered Notes pursuant to the Exchange Offer, may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act as described in representation (1) above in connection with any resale of such Exchange Notes; and

(ii)	include in the transmittal letter or similar documentation to be executed by an exchange offeree in order to participate in the Exchange Offer the following additional provision:

if the exchange offeree is a broker-dealer holding Unregistered Notes acquired for its own account as a result of market-making activities or other trading activities, an acknowledgment that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes received in respect of such Unregistered Notes pursuant to the Exchange Offer. The transmittal letter or similar documentation may also include a statement to the effect that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Sincerely
/s/ Libano Miranda Barroso
Duly authorized on behalf of TAM CAPITAL INC.

/s/ Libano Miranda Barroso
Duly authorized on behalf of TAM S.A.

/s/ Libano Miranda Barroso
Duly authorized on behalf of TAM LINHAS AÉREAS S.A.